Exhibit 4.239

FEDERAL SERVICE FOR SUPERVISION IN THE SPHERE OF COMMUNICATIONS,
INFORMATION TECHNOLOGY AND MASS MEDIA

LICENSE

No. 140009 dated March 15, 2016

For Rendering

Local Telecommunications Services, Except for
Local Telecommunications Services via Coin-Box Telephones
and Multiple-Access Facilities

This license is granted to

Public Joint Stock Company

Mobile TeleSystems

Primary State Registration Number
of a Legal Entity (Individual Entrepreneur)
(OGRN, OGRNIP)

1027700149124

Taxpayer Identification
Number (INN)

7740000076

Location address (place of residence):

4 Marksistskaya Str., Moscow, 109147

The territory covered by telecommunications services is specified in the Appendix.

This license is granted for a term:

dated March 15, 2021

This license is granted by decision of
the licensing body — Order dated February 05, 2016 No. 40-рчс

Appendix being an integral part of this license is executed on
3 sheets

Deputy Head	Signature O. A. Ivanov

Stamp

L.S.

CN 076889

Appendix to the license No. 140009**

License Requirements

1.                                               Public Joint Stock Company Mobile TeleSystems (licensee) shall observe the term of this license.

Abbreviated name:

MTS PJSC

OGRN [PRIMARY STATE REGISTRATION NUMBER] 1027700149124

INN (TIN) 7740000076

Location address:

4 Marksistskaya Str., Moscow, 109147

2.                                               The licensee shall commence provision of telecommunications services under this license on or before March 15, 2016.

3.                                               The licensee shall provide telecommunications services under this license only within the territory of the Sverdlovsk Region.

4.                                               Under this license the licensee shall provide a subscriber* with:

a)                                              access to the licensee’s telecommunications network;

b)                                              the subscriber line for permanent use;

c)                                               local telephone connections for:

transmission of voice information;

transmission of facsimile messages;

transmission of data;

d)                                              access to telematic communications services and intra-area, intercity and international telephone communications services, as well as to data communication services, except for data communication services for voice transmission;

e)                                               access to the information inquiry support system;

f)                                                the possibility of free calls around the clock to emergency response services by dialing a single number for calling emergency response services, as well as numbers for calling the appropriate emergency response services established in accordance with the Russian system and numbering plan;

g)                                               transmission of warning signals and emergency information on hazards arising in case of a threat of occurrence or occurrence of emergencies of natural and anthropogenic nature, as well as during military actions or as a result of these actions, on the rules of public conduct and the need for protection measures.

5.                                               The licensee shall provide telecommunications services in accordance with the rules of telecommunications services, as approved by the Government of the

Russian Federation.

6.                                               When providing telecommunications services, the licensee shall observe the telecommunications network connection and interoperability rules, as approved by the Government of the Russian Federation, in case of connection of the licensee’s local telephone network(s) to the public telecommunications network, connection to the licensee’s local telephone network(s) of other telecommunications networks, recording and transmission of traffic in the licensee’s local telephone network(s), recording and transmission of traffic from (to) telecommunications networks of other operators.

7.                                               This license has been granted based on the results of consideration of the application for extension of the license No. 138951 dated December 05, 2015, other than by a bidding process (auction, competitive tender). No license requirements are established with respect to fulfillment by the licensee of its obligations assumed as a result of participation in a bidding process (auction, competitive tender) for the relevant license.

8.                                               When providing services under this license, the licensee shall fulfill the conditions established in the allocation of radio-frequency bandwidths and assignment of a radio frequency or radio frequency channel.

9.                                               The licensee shall have an appropriate telecommunications network management system meeting the regulatory requirements to telecommunications network management systems established by the federal executive authority responsible for telecommunications.

10.                                        The licensee shall fulfill the requirements to telecommunications networks and facilities for performance of investigative activities, as established by the federal executive authority upon agreement with the authorized state bodies engaged in investigative activities, and take measures to prevent disclosure of organizational and tactical methods of performance of these activities.

11.                                        The licensee shall provide information on the basis for accrual of the mandatory deductions (non-tax payments) to the universal service fund in the manner and in the form established by the federal executive authority responsible for telecommunications.

* In addition to the services provided for by this license, other services technologically closely related to local telecommunications services and intended for increase in their customer value may be provided, except for local telecommunications services via coin-box telephones and multiple-access facilities, unless a separate license is required for this purpose.

** This license has been granted within extension of the license No. 138951 dated December 05, 2015.

140009

Total numbered, bound and sealed

4 (four) sheet(s).

Head of the Department for radio frequency assignment registers and licenses in the field of telecommunications

I. Yu. Zavidnaya

Stamp

151632